Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FIRST INTERNET BANCORP

The undersigned, desiring to form a corporation (the “Corporation”) pursuant to the provisions of the Indiana Business Corporation Law, as amended (the “Law”), executes the following Articles of Incorporation.

ARTICLE I
NAME OF CORPORATION

Section 1. Name. The name of the Corporation is First Internet Bancorp.

ARTICLE II
REGISTERED AGENT AND OFFICE; PRINCIPAL OFFICE

Section 1. Registered Agent. The name of the Corporation’s initial registered agent for service of process is John E. Taylor, Esq.

Section 2. Registered Office. The street address of the Corporation’s initial registered office for service of process is 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204.

Section 3. Principal Office. The street address of the Corporation’s initial principal office is 7820 Innovation Boulevard, Suite 210, Indianapolis, Indiana 46278.

ARTICLE III
AUTHORIZED SHARES

Section 1. Amount. The Corporation has the authority to issue fifty million (50 000 000) shares, without par value.

Section 2. Preferred Stock.

A.                                    The Corporation has the authority to issue up to 5,000,000 of the initial 50,000,000 shares as a separate and single class of shares known as Preferred Stock, which may be issued in one or more series. The Board of Directors of the Corporation is vested with the authority to determine and state the designations and the preferences, limitations, relative rights and voting rights, if any, of each of such series by the adoption and filing in accordance with the Law, before the issuance of any shares of such series, of an amendment or amendments to these Articles determining the terms of such series, which amendment need not be approved by the shareholders or the holders of any class or series of shares except as provided by the Law (“Preferred Stock Amendment”). All shares of Preferred Stock of the same series shall be identical with each other in all respects. Except as otherwise provided herein, the holders of shares of Preferred Stock have the right, voting separately by class or by series to cast one vote for each duly authorized, issued and outstanding share of Preferred Stock held by them upon each question or matter in respect of which, under the Law, such holders are entitled to vote by class or by series. The holders of a series of Preferred Stock shall also have such other voting rights, if any, as may have been provided for such series in a Preferred Stock Amendment.

B.                                    Non-Voting Common Shares. The Corporation has the authority to issue up to 86,221 shares of the 5,000,000 shares of Preferred Stock, to be designated “Non-Voting Common Stock” (“Non-Voting Shares”) with the preferences, limitations, and relative rights set forth below.

(1)                                 Dividend Rights. Subject to the rights of any class or series of shares having a preference over the Common Stock with respect to dividends, if the Board of Directors of the Corporation shall elect to pay or declare and set apart for payment any dividend or other distribution on any Common Stock out of any funds legally available therefor, the holder of each Non-Voting Share shall be entitled at such time to receive a dividend out of such legally available funds equal to the dividend payable with respect to each share of Common Stock.

If the Board of Directors of the Corporation shall elect to pay or declare and set apart for payment any dividend or other distribution on any Common Stock payable in shares of Common Stock, then the shares of Common Stock so issued to the holders of Non-Voting Shares in any such dividend or distribution, shall be Non-Voting Shares, and each holder of a Non-Voting Share shall be entitled to receive in any such dividend or distribution the same number of shares of Common Stock as are received by each holder of a share of Common Stock and on the same terms, except that the shares of Common Stock so issued or issuable to holders of Non-Voting Shares shall be Non-Voting Shares.

(2)                                 Liquidation Rights. Subject to the rights of any class or series of shares having a preference over the Common Stock with respect to the distribution of the proceeds of the liquidation of the Corporation, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Common Stock and the holders of the Non-Voting Shares shall share ratably, on a per share basis, in the assets of the Corporation legally available therefor, such that the holders of Non-Voting Shares shall be entitled to receive, out of the assets of the Corporation legally available therefor, an amount per Non-Voting Share equal to the amount distributed per share of Common Stock.

(3)                                 Conversion.

(a)                                 Definitions. The following terms shall have the following meanings:

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are not authorized or required to close in Indianapolis.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government (or any agency or political subdivision thereof).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

(b)                                 Optional Conversion of Non-Voting Common. Each outstanding Non-Voting Share may be converted into one fully paid and nonassessable share of Common Stock by any third party transferee of such Non-Voting Shares which acquires the shares in the following manner:

(i)                                     in a widely distributed public offering;

(ii)                                  pursuant to Rule 144 of the Securities Act;

(iii)                               in blocks representing no more than two percent (2%) of the total voting interests of the Corporation to any single Person or related Persons;

(iv)                              To a third party that has already acquired control of a majority of the voting interests of the Corporation without reliance upon the transfer of the Non-Voting Shares; or

(v)                                 in any transaction approved by the Federal Reserve.

(c)                                  Notice. The Non-Voting Shares shall be convertible into Common Shares by written notice to such effect from the transferee to the Corporation specifying:

(i)                                     the name of the registered holder of the Non-Voting Shares to be converted;

(ii)                                  the number of Non-Voting Shares to be converted;

(iii)                               The certificate number of the certificate representing such Non-Voting Shares (or, if no stock certificate has then been issued to such holder, a statement that such notice is accompanied by a written statement pursuant to Section B(3)( d) below);

(iv)                              The date on which conversion is to take place (the “Conversion Date”), which shall be a Business Day at least two (2) Business Days and not more than twenty (20) Business Days after the date of such notice;

(v)                                 the name(s) and addressees) of the Person(s) in whose name(s) the shares of Common Stock to be issued upon conversion are to be registered, if other than such holder; and

(vi)                              the denominations in which certificates for the shares of Common Stock to be issued are required to be issued.

An election by a holder of Non-Voting Shares to convert pursuant to Section B(3)(b) may be rescinded by written notice delivered to the Corporation at any time prior to the Conversion Date.

(d)                                 Surrendered Non-Voting Common Share Certificate. On or prior to the Conversion Date, the holder of the Non-Voting Shares to be converted hereunder shall surrender or deliver to the Corporation at its principal office, (i) the certificate(s) representing such Non-Voting Shares (the “Surrendered Non-Voting Share Certificate”), or (ii) if no certificate(s) for such shares has at the time been issued to such holder by the Corporation, a written statement of such holder to the effect that it has not yet received such certificate and instructing the Corporation to treat such certificate, when and if issued, as a Surrendered Non-Voting Share Certificate (the delivery of such statement to be deemed, for purposes of this Section B(3)(d), to constitute a surrender of the Surrendered Non-Voting Share Certificate).

(e)                                  Effectiveness of Conversion. Subject to a rescission of the election to convert pursuant to Section B(3)(c) above, on the Conversion Date, each Person to whom any shares of Common Stock are issuable upon conversion hereunder shall become the holder of record thereof and the holder of the Non-Voting Shares then converted shall cease to be the holder of record of such shares, regardless of whether certificates representing such shares of Common Stock have then been issued and delivered pursuant to Section B(3)(f) below or the Surrendered Non-Voting Share Certificate has been delivered to the Corporation pursuant to Section B(3)(d) above.

(f)                                   Delivery of Stock Certificates. As promptly as practicable after the Conversion Date, the Corporation at its expense will issue and deliver to the holder of the shares of Common Stock issued upon a conversion of Non-Voting Shares hereunder, or as such holder may direct, (a) a certificate or certificates for the number of shares of Common Stock issued upon such conversion and (b) in the case of the conversion of less than all of the Non-Voting Shares represented by a Surrendered Non-Voting Share Certificate, a new certificate for a number of Non-Voting Shares equal to the unconverted shares represented by the Surrendered Non-Voting Share Certificate (such new certificate to be dated so that there will be no loss of dividends, whether then declared or undeclared, on the unconverted Non-Voting Shares represented by such Surrendered Non-Voting Share Certificate); provided, however, that the Corporation shall not be obligated to issue any certificate for shares of Common Stock and/or Non-Voting Shares pursuant to this Section B(3)(f) unless and until the holder of Non-Voting Shares to be converted shall have delivered the Surrendered Non-Voting Share Certificate to the Corporation.

(g)                                  Other Provisions.

(i)                                     Stock Reserved for Issuance. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock for the purpose of issuance upon the conversion of Non-Voting Shares as provided in this Section, such number of shares of Common Stock as are then issuable pursuant to this Section upon the conversion of all then outstanding Non-Voting Shares into shares of Common Stock hereunder. Notwithstanding the foregoing, if, at any time, there shall be an insufficient number of authorized but unissued shares of Common Stock available for issuance upon conversion of Non- Voting Shares hereunder, the Corporation will take all action necessary to propose and recommend to the shareholders of the Corporation that these Articles of Incorporation be amended to authorize additional shares in an amount sufficient to provide adequate reserves of shares of Common Stock for issuance upon such conversion, including the diligent solicitation of votes and proxies to vote in favor of such an amendment. All shares of Common Stock which are issuable upon conversion hereunder will, when issued, be duly and validly issued, fully paid and nonassessable.

(ii)                                  Issuance Expenses. The issuance of certificates for shares of Common Stock upon conversion of Non-Voting Shares pursuant to this Section will be made without charge to any original holder of any N on- Voting Shares for any issuance tax in respect thereof or any other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, provided that the Corporation will not be required to pay any such taxes or costs which may be payable in respect of any such conversion by any Person other than the record holder or in respect of any transfer involving the issuance and delivery of any certificate in a name other than that of the registered holder of the shares so converted.

(h)                                 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion pursuant to this Section in any manner which interferes with the timely conversion of Non-Voting Shares hereunder.

(i)                                     Voting Rights. The holders of Non-Voting Shares shall have no right to vote, except as otherwise required by the Law.

Section 3. Common Stock. Of the 50,000,000 shares the Corporation has authority to issue, 45,000,000 constitute a separate class of shares known as Common Stock, which shall have no par value, shall not be issued in series, and shall have the same preferences, limitations, and relative rights. The class of Common Stock authorized hereby has unlimited voting rights and is entitled to receive the net assets of the Corporation upon dissolution. The holders of shares of Common Stock have the right, voting separately by class, to cast one vote for each duly authorized issued and outstanding share of Common Stock held by them upon each question or matter in respect of which, under the Law, such holders are entitled to vote by class. Such holders also have the right to cast one vote for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter submitted generally to the holders of shares of the Corporation in respect of which, under the Law, voting by class or by series is not required (a “General Voting Matter”). If and to the extent voting rights with respect to any General Voting Matter are provided in a Preferred Stock Amendment to the holders of a series of Preferred Stock the holders of shares of Common Stock shall have the right to vote on such General Voting Matter either in common with, or separately by class from, the holders of such series of Preferred Stock depending on the provisions of such Preferred Stock Amendment.

Section 4. Share Dividends. Shares of one (1) series may be issued as a share dividend in respect of shares of another series.

ARTICLE IV
INCORPORATOR

The name and post office address of the incorporator is David B. Becker, 7820 Innovation Boulevard, Suite 210, Indianapolis, Indiana 46278.

ARTICLE V
PURPOSE

Section 1. Purpose. The purposes for which the Corporation is formed are to act as holding company and to engage in any business or businesses permitted by the Law, the Bank Holding Company Act of 1956, as amended, the regulations of the Board of Governors of the Federal Reserve System, and the other laws of the United States of America applicable to bank holding companies.

ARTICLE VI
DIRECTORS

Section 1. Number of Directors. The number of Directors shall not be less than three (3) nor more than twenty-five (25). The actual number of Directors shall be fixed from time to time by resolution of the Board of Directors. The By-laws may provide for staggered terms for the Board of Directors.

Section 2. Initial Board of Directors. The names and post office addresses of the initial Board of Directors of the Corporation are:

Name	Address

David B. Becker	7820 Innovation Boulevard, Suite 210 Indianapolis, Indiana 46278

David R. Lovejoy	7820 Innovation Boulevard, Suite 210 Indianapolis, Indiana 46278

Jerry Williams	7820 Innovation Boulevard, Suite 210 Indianapolis, Indiana 46278

Michael D. Horgan	7820 Innovation Boulevard, Suite 210 Indianapolis, Indiana 46278

Ralph R. Whitney, Jr	7820 Innovation Boulevard, Suite 210 Indianapolis, Indiana 46278

Jean L. Wojtowicz	7820 Innovation Boulevard, Suite 210 Indianapolis, Indiana 46278

Section 2. Qualifications. Directors need not be shareholders of the Corporation.

Section 3. Removal of Directors. Any or all of the Directors may be removed at any time for a specific cause found and determined by a vote of a majority of the entire Board of Directors. Any or all of the Directors may be removed at any time with or without cause, at a meeting of the shareholders called expressly for that proposal, only by a vote of the holders of a majority of the shares then entitled to vote.

Section 4. Vacancies on the Board of Directors. If any vacancy or vacancies occurs on the Board of Directors, including a vacancy which occurs by reason of an increase in the number of Directors, such vacancy shall be filled by majority vote of the Directors then in office.

ARTICLE VII
INDEMNIFICATION

Section 1. Right to Indemnity. The Corporation shall indemnify each person who is or was a Director, officer, employee or agent of the Corporation, or a director, officer, partner employee, trustee, member or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (collectively, “Other Entities”) which the individual is serving or served in any capacity at the request of the Corporation, against any and all judgments, settlements, penalties, fines (including excise taxes assessed with respect to employee benefit plans), other liabilities and reasonable expenses (including reasonable attorneys’ fees) that may be incurred by the individual in connection with or resulting from any claim, actions, suit proceeding or investigation (whether actual or threatened, whether formal or informal, whether brought by or in the right of the Corporation, any such Other Entity, or otherwise, whether civil, criminal, administrative, or investigative, or whether or not in connection with an appeal relating thereto), in which the individual may become involved, as a party or otherwise, by reason of the individual’s being or having been a Director, officer, employee or agent of the Corporation or a director, officer, partner, employee, trustee, member or agent of any such Other Entity or by reason of any past or future action taken or not taken in the individual’s capacity as such director , officer, partner, employee, trustee, member or agent, whether or not the individual continues to be such at the time such liability or expense is incurred, except only for matters as to which such individual is adjudged, in an action, suit, or proceeding terminated against the individual by judgment, order, or conviction, to have committed gross misconduct or fraud upon the Corporation.

Section 2. Right to Expense Advances. As used in this Article VII, the tern “expense” shall include, but not be limited to, attorneys’ fees and disbursements, incurred in connection with the claim, action, suit, proceeding or investigation. The Corporation shall advance expenses to, or where appropriate and with the consent of such director, officer, employee, member, partner, trustee or agent may at its expense undertake the defense of, any such person upon receipt of an undertaking by or on behalf of such person to repay such advances if it should ultimately be determined that the person is not entitled to indemnification under this Article VII or otherwise.

Section 3. Vested Right. The provisions of this Article VI shall be applicable to claims, actions, suits, proceedings or investigations made or commenced before or after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.  If several claims, issues or matters of action are involved, any such director, officer, partner employee, trustee, member or agent may be entitled to indemnification as to some matters even though the individual is not so entitled as to others. The rights of indemnification provided hereunder shall inure to the benefit of the heirs of any such person and the personal representatives, executors and administrators of the estate any such person. Any repeal or modification of this Article VI shall not adversely affect any rights to indemnification and advancement of expenses existing pursuant to this Article VII with respect to any acts or omissions occurring prior to such repeal or modification.

Section 4. Not Exclusive. The indemnification of a person provided for in this Article VII shall be in addition to, and not in limitation of, any indemnification rights such person may be entitled to by law (statutory, common law, or otherwise), contract or otherwise. To the extent allowable under applicable law, the Corporation may supplement (not replace or limit) the indemnification of a person set forth in this Article VII in the Corporation’s Bylaws or by resolution adopted by the directors.